                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ X ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             RMI TITANIUM COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             RMI TITANIUM COMPANY
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

                                 RMI TITANIUM COMPANY
RMI
LOGO

                                 NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                                 AND PROXY STATEMENT

                                 April 24, 1998
                                 2:00 P.M. Eastern Daylight Saving Time
                                 7440 South Avenue
                                 Boardman, Ohio

                                 -----------------------------------------------

                                 TABLE OF CONTENTS
                                                                            Page
                                 Notice of Annual Meeting of Shareholders....  3
                                 Proxy Statement.............................  4
                                   The Board of Directors....................  4
                                   Proposal No. 1 -- Election of Directors...  5
                                     Nominees for Director...................  6
                                   Proposal No. 2 -- Election of Independent
                                 Accountants.................................  8
                                   Proposal No. 3 -- Amendment of Amended
                                 Articles     of Incorporation...............  8
                                   Other Information......................... 10

                                 -----------------------------------------------

RMI LOGO                                                   1000 Warren Avenue
                                                           Niles, Ohio 44446

March 30, 1998

Dear Shareholder:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders to be held on April 24, 1998, at Mr. Anthony's, 7440 South Avenue, Boardman, Ohio at 2:00 P.M., Eastern Daylight Saving Time. Your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

The meeting will begin with a report on Company operations followed by discussion and voting on the election of directors and independent accountants and on a proposal to amend the Company's Amended Articles of Incorporation to increase the number of authorized shares of common stock.

Whether or not you plan to attend, it is important that you vote your shares. Please promptly read the Proxy Statement and then complete, sign, date and return your proxy card in the enclosed prepaid envelope.

We look forward to seeing as many of you as possible at the 1998 Annual Meeting.

Sincerely,

/s/ ROBERT M. HERNANDEZ

ROBERT M. HERNANDEZ
Chairman of the Board

RMI
LOGO                                                         11000 Warren Avenue
                                                             Niles, Ohio 44446

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 1998

    The Annual Meeting of Shareholders of RMI Titanium Company will be held on April 24, 1998, at 2:00 P.M., Eastern Daylight Saving Time, at Mr. Anthony's, 7440 South Avenue, Boardman, Ohio, for the following purposes:

    1. To elect ten directors.

    2. To elect independent accountants for 1998.

    3. To consider and act upon an amendment to the Amended Articles of Incorporation to increase the number of authorized shares of Common Stock.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record as of the close of business on March 2, 1998, are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,

                                               RICHARD M. HAYS
                                                  Secretary

Dated: March 30, 1998

YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE. THE GIVING OF THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

RMI TITANIUM COMPANY
1000 Warren Avenue, Niles, Ohio 44446

March 30, 1998

                                PROXY STATEMENT

    This proxy statement, which is to be mailed on or about March 30, 1998, is furnished in connection with the solicitation of proxies by the Board of Directors of RMI Titanium Company (the "Company") for use at the 1998 Annual Meeting of Shareholders to be held on April 24, 1998, at the time, place and for the purposes described in the accompanying Notice of Annual Meeting, and at any adjournment thereof. On March 2, 1998, there were 20,468,882 shares of Common Stock of the Company outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. Shareholders whose names appeared of record on the books of the Company at the close of business on March 2, 1998, will be entitled to vote at the meeting. Shares cannot be voted at the meeting unless the owner of record is present to vote or is represented by proxy.

    Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies will be voted for the election of the nominees for director named herein, for the election of Price Waterhouse LLP as independent accountants for 1998 and to approve an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock. Directors are elected by a plurality of votes cast and independent accountants by a majority of votes cast. Amendment of the Articles of Incorporation requires approval by two-thirds of the outstanding shares of Common Stock. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against the independent accountants. Abstentions and broker non-votes have the same effect as a vote against the amendment of the Articles of Incorporation.

    The Company knows of no business which may be presented for consideration at the Annual Meeting other than as indicated in the Notice of Annual Meeting. If any other business should properly come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A proxy may be revoked by a shareholder at any time prior to its use by a subsequent executed proxy, by giving notice of revocation to the Secretary of the Company, or by voting in person at the Annual Meeting.

    The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                             THE BOARD OF DIRECTORS

    The business and affairs of the Company are under the general direction of a Board of Directors as provided by the Code of Regulations of the Company and the laws of the State of Ohio. The Board of Directors presently consists of ten members, eight of whom are neither officers nor employees of the Company or its subsidiaries. The Board of Directors met five times during 1997. Each of the directors attended more than 80% of the total number of meetings of the Board of Directors and of the committees of the Board on which the director served during 1997.

    The Board of Directors will consider recommendations by shareholders for nominees for election as director. Such recommendations, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company for presentation to the Board of Directors.

    There are three principal committees of the Board of Directors. Committee membership, the functions of the committees and the number of meetings held during 1997 are described below.

EXECUTIVE COMMITTEE

    The members of the Executive Committee are Robert M. Hernandez (Chairman), Craig R. Andersson, Charles C. Gedeon, John H. Odle and Timothy G. Rupert.

    The Executive Committee was established to assist the Board in the discharge of its responsibilities and may act on behalf of the Board when emergencies or scheduling make it difficult to convene the Board. All actions taken by the Committee must be reported at the Board's next meeting. During 1997, the Executive Committee held no meetings.

AUDIT COMMITTEE

    The members of the Audit Committee, which is composed entirely of directors who are not employees of the Company, are Wesley W. von Schack (Chairman), Craig
R. Andersson, Daniel I. Booker and Dana J. Johnson.

    The Audit Committee makes recommendations to the Board of Directors regarding the independent accountants to be nominated for election by the shareholders and reviews the independence of such accountants, approves the scope of the annual audit activities, approves the audit fee payable to the independent accountants, reviews audit results and regularly meets with the Company's internal auditors. The Committee monitors developments in accounting standards and principles followed by the Company in its financial reports and discusses with management the system of internal accounting controls. The independent accountants have full and free access to the Committee and may meet with it, with or without management being present, to discuss all appropriate matters. The Audit Committee held three meetings during 1997.

STOCK PLAN COMMITTEE

    The members of the Stock Plan Committee, which is composed entirely of directors who are not employees of the Company, or of USX Corporation, are Craig
R. Andersson, Neil A. Armstrong, Daniel I. Booker, Ronald L. Gallatin, Dana J. Johnson and Wesley W. von Schack.

    The Stock Plan Committee is responsible for administration of the Company's stock-related plans, including the 1989 Stock Option Incentive Plan, the 1989 Employee Restricted Stock Award Plan and the 1995 Stock Plan. The Stock Plan Committee held two meetings during 1997.

COMPENSATION OF DIRECTORS

    Directors who are officers or employees of the Company receive no fees or remuneration, as such, for their services as directors. For so long as USX Corporation ("USX") is a shareholder, directors who are officers or employees of USX will accept no fees or remuneration for their services as directors. Non-employee directors receive an annual retainer plus a fee for each Board or committee meeting attended, except that no fee is payable for attending a committee meeting if there is a Board meeting on the same day. The annual retainer is $30,000 and the meeting fee $1,000. The non-employee committee chairman retainer is $3,000. One-half of the annual retainer payable to non-employee directors and to non-employee committee chairmen is paid in the Company's Common Stock. In 1997, the Common Stock utilized for this purpose was based on $26.22, the market value of the stock on August 1, 1997.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

    The Code of Regulations of the Company provides for the annual election of all members of the Board of Directors. The Board has nominated the ten incumbent directors for election this year. Each nominee for election has previously been elected by the shareholders except for Dana J. Johnson who was elected as a director by the Board on July 25, 1997. Each director elected shall hold office until the next annual meeting of the shareholders or until a successor is elected. Of the ten individuals who are nominees for election, two are current officers of the Company and the remaining eight have high level executive or professional experience. A brief statement of the background of each nominee is given on the following pages. If any nominee is unable to serve, proxies may be voted for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

                             NOMINEES FOR DIRECTOR

CRAIG R. ANDERSSON                                                       Age: 60
RETIRED VICE-CHAIRMAN                                        Director since 1990
ARISTECH CHEMICAL CORPORATION
(CHEMICAL PRODUCER)

Mr. Andersson retired as a director and Vice-Chairman of Aristech Chemical Corporation on April 30, 1995. Previously, he was President and Chief Operating Officer, a position he had held since December, 1986. Mr. Andersson was President of USS Chemicals Division of USX (the predecessor of Aristech) from 1985. He is a director of Albermarle Corporation and Duquesne University. He is a member of the American Institute of Chemical Engineers and Alpha Chi Sigma (a professional chemical society) and has served on the boards and executive committees of The Society of the Chemical Industry, the Chemical Manufacturers Association, the Pennsylvania Business Roundtable and the Greater Pittsburgh Chamber of Commerce. He has a BS degree in chemical engineering from the University of Minnesota and did graduate work in the same discipline at the University of Delaware.

NEIL A. ARMSTRONG                                                        Age: 67
CHAIRMAN, AIL SYSTEMS, INC.                                  Director since 1990
(A DEFENSE ELECTRONICS COMPANY)

Mr. Armstrong received a BS degree in aeronautical engineering from Purdue University and an MS degree in aerospace engineering from the University of Southern California. For 17 years he served with the National Aeronautics and Space Administration and its predecessor agency as engineer, test pilot, astronaut and administrator. From 1971 to 1979 he was professor of aerospace engineering at the University of Cincinnati. He became Chairman of Cardwell International, Ltd. in 1980; Chairman of CTA, Inc. in 1982; and Chairman of AIL Systems, Inc. in 1989. He is a director of Cinergy Corporation, Cincinnati Milacron, Inc., Eaton Corporation, Thiokol Corp. and USX. He is a member of the National Academy of Engineering.

DANIEL I. BOOKER                                                         Age: 50
MANAGING PARTNER                                             Director since 1995
REED SMITH SHAW & MCCLAY
(LAW FIRM)

Mr. Booker is a partner of the law firm of Reed Smith Shaw & McClay. Since 1992, he has been Managing Partner, or chief executive, of Reed Smith. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania and U.S. Supreme Court bars. Mr. Booker is an officer and/or director of Penn's Southwest Association, the Pittsburgh Civic Light Opera, United Way of Southwestern Pennsylvania and other community and professional organizations.

RONALD L. GALLATIN                                                       Age: 52
RETIRED MANAGING DIRECTOR                                    Director since 1996
LEHMAN BROTHERS INC.
(INVESTMENT BANKING FIRM)

Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the Firm's Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock and Targeted Stock. He is currently a Senior Advisor to Lehman Brothers Inc. and a director of Gabelli Securities, Inc. and The First Mexico Income Fund, N.V. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has BS, JD and LLM (Taxation) degrees and is a Certified Public Accountant.

CHARLES C. GEDEON                                                        Age: 57
EXECUTIVE VICE PRESIDENT-RAW MATERIALS                       Director since 1991
AND DIVERSIFIED BUSINESSES
U.S. STEEL GROUP, USX CORPORATION

Mr. Gedeon joined USX in 1986 as Vice President-Raw Materials and President of U.S. Steel Mining Co., Inc. He was promoted to Senior Vice President-Related Resources for USX in 1988 and advanced to the position of President, U.S. Diversified Group in 1990. He assumed his current position in 1992. From 1983 until he joined USX, Mr. Gedeon had been Vice President-Operations of National Steel Corporation. Mr. Gedeon is a member of the Board of Directors of the U.S. Steel Group of USX Corporation and a member of the American Iron and Steel Institute.

ROBERT M. HERNANDEZ                                                      Age: 53
CHAIRMAN OF THE BOARD OF THE COMPANY                         Director since 1990

On December 1, 1994, Mr. Hernandez was elected to his current position, Vice Chairman and Chief Financial Officer of USX Corporation. Mr. Hernandez had been elected Executive Vice President--Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President-Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President-U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX's businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his MBA from the Wharton Graduate School of the University of Pennsylvania. In addition to being a director of USX, he is a trustee of Allegheny Health, Education and Research Foundation, Allegheny General Hospital, and BlackRock Funds; a director and Chairman of the Executive Committee of ACE Limited and a director of Marinette Marine Corporation, Transtar, Inc., the Pennsylvania Chamber of Business and Industry and the Pennsylvania Business Roundtable.

DANA J. JOHNSON                                                          Age: 48
DEAN OF COLLEGE OF BUSINESS AND ECONOMICS                    Director since 1997
UNIVERSITY OF DELAWARE

Dr. Johnson is Dean and Professor of Finance at the University of Delaware. Prior to assuming her current position in 1996, she served as Dean of the Calloway School of Business at Wake Forest University for 4 years, as a member of the Finance faculty at Virginia Tech for 16 years, and as a Visiting Professor at the Darden Graduate School of Business at the University of Virginia. Dr. Johnson has conducted research in areas of corporate finance including public utilities regulation, corporate financing policies, and corporate governance. She has also consulted with a number of organizations in the public and private sectors and served in leadership positions in numerous professional and non-profit organizations.

JOHN H. ODLE                                                             Age: 55
EXECUTIVE VICE PRESIDENT                                     Director since 1996
OF THE COMPANY

Mr. Odle was elected a director on July 26, 1996 and has been Executive Vice President of the Company since June 1996. He was Senior Vice President--Commercial of the Company and its predecessor from 1989 to 1996 and served as Vice-President--Commercial from 1981 until 1989. Prior to that, Mr. Odle served as General Manager--Sales. He has 20 years of service with the Company and its predecessor and began his career as a commercial management trainee with USX. He is a member of the American Society for Metals and the International Titanium Association. He is a graduate of Miami University of Ohio.

TIMOTHY G. RUPERT                                                        Age: 51
EXECUTIVE VICE PRESIDENT &                                   Director since 1996
CHIEF FINANCIAL OFFICER OF
THE COMPANY

Mr. Rupert was elected a director on July 26, 1996 and has been Executive Vice President & Chief Financial Officer of the Company since June 1996. He was Senior Vice President & Chief Financial Officer from 1994 to 1996 and had served as Vice President & Chief Financial Officer since September 1991 when he joined the Company. Prior to that, Mr. Rupert was employed by USX for 23 years in various accounting and finance positions. He is a director of the International Titanium Association and Columbus Insurance Ltd. and a member of the Financial Executives Institute. He has a BS degree from Indiana University of Pennsylvania.

WESLEY W. VON SCHACK                                                     Age: 53
CHAIRMAN, PRESIDENT AND                                      Director since 1991
CHIEF EXECUTIVE OFFICER, NEW YORK
STATE ELECTRIC & GAS CORP.
(ENERGY SERVICES COMPANY)

Mr. von Schack joined New York State Electric & Gas Corp. in September, 1996. Prior to that he had served as Chairman of the Board, President and Chief Executive Officer of DQE and of Duquesne Light Company since 1986. DQE is the parent company of Duquesne Light. He is also a director of Mellon Bank Corporation, Mellon Bank, N.A., Edison Electric Institute, The Business Council of New York State, Inc., The Peconic Land Trust and Associated Electric & Gas Insurance Services Limited. Mr. von Schack has an AB in economics from Fordham University, an MBA from St. John's University and a Doctorate Degree from Pace University.

             PROPOSAL NO. 2 -- ELECTION OF INDEPENDENT ACCOUNTANTS

    Price Waterhouse LLP has served as independent accountants for the Company and its predecessors for a number of years. For the year 1997, Price Waterhouse LLP rendered professional services in connection with the audit of the financial statements of the Company and its subsidiaries, including examination of certain employee benefit plans; review of quarterly reports and review of filings with the Securities and Exchange Commission. It is knowledgeable about the Company's operations and accounting practices and is well qualified to act in the capacity of independent accountants.

    Representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF PRICE WATERHOUSE
            LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR 1998.

        PROPOSAL NO. 3 -- AMENDMENT OF AMENDED ARTICLES OF INCORPORATION

    The Directors unanimously recommend that the first paragraph of Article Fourth of the Company's Amended Articles of Incorporation be amended to increase the authorized number of shares of the Company's Common Stock from 30,000,000 shares to 80,000,000 shares. The Articles currently provide that the Company is authorized to issue two classes of stock: 30,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock without par value. No change is proposed to the number of authorized shares of Preferred Stock. If the proposed amendment is approved, the first paragraph of Article Fourth would be replaced with the following:

    "FOURTH: The number of shares which the Corporation is authorized to have outstanding is 85,000,000 shares of which 80,000,000 shall be common shares with $.01 par value and 5,000,000 shall be preferred shares without par value."

    As of March 2, 1998, of the 30,000,000 shares of the Company's Common Stock currently authorized, 20,468,882 shares were issued and outstanding.

    The Board of Directors has determined that the number of authorized shares of Common Stock should be increased to make additional shares available for issuance from time to time for possible equity financings, acquisitions, equity compensation plans, stock dividends or stock splits, implementation of the Company's Shareholder Rights Plan, if deemed desirable, and other corporate purposes. The Board has no present agreement, understanding or plan to issue any of the additional shares for which approval is sought. If the amendment is approved by the shareholders, the Board will have authority to issue the additional authorized shares of Common Stock without first seeking or obtaining further shareholder approval, except as may be required by applicable law or the rules of any stock exchange on which the Common Stock may be listed, such as the New York Stock Exchange.

    Approval of the proposed amendment by the shareholders will not have any immediate effect on the rights of current shareholders. To the extent that the additional authorized shares of Common Stock are issued in the future, they would decrease the existing shareholders relative percentage equity ownership and, depending on the circumstances, could be dilutive to the existing shareholders. The holders of Common Stock do not have preemptive rights; thus they do not have a prior right to purchase newly-issued Common Stock in order to maintain their proportionate ownership interest.

    Although the increase in authorized Common Stock will not have an immediate effect on the rights of current shareholders, under certain circumstances such increase could provide management with a means of preventing or discouraging an attempt to gain control of the Company or the Board. Shares of authorized but unissued Common Stock could be issued to implement the Company's Shareholder Rights Plan or in one or more other transactions which would dilute the stock ownership or voting rights of a person or persons seeking to obtain control of the Company in a manner or on terms not approved by the Board of Directors. The Board of Directors has no present intention of using the additional Common Stock for such purpose and is not aware of any existing plan or action that would result in a change in control of the Company.

VOTE REQUIRED

    Approval of the amendment will require the affirmative vote of at least two-thirds of the outstanding shares of the Common Stock.

 YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF PROPOSAL NO. 3.

                               OTHER INFORMATION
SECURITY OWNERSHIP

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    To the knowledge of the Company, as of March 2, 1998, no person or group owned beneficially more than five percent of the outstanding Common Stock of the Company except:

              NAME AND ADDRESS OF                 AMOUNT AND NATURE OF       PERCENT OF
                BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP         CLASS
                ----------------                  --------------------         -----
USX Corporation.................................        5,483,600(1)           27.0%
600 Grant Street
Pittsburgh, PA 15219-4776
Smith Barney Inc................................        2,489,839(2)           12.0%
Smith Barney Holdings Inc.
Travelers Group Inc.
338 Greenwich Street
New York, NY 10013

---------

       (1) Based on Schedule 13G dated February 12, 1997, which indicates that USX had sole voting power over 5,483,600 shares, shared voting power over no shares, sole dispositive power over 5,483,600 shares and shared dispositive power over no shares. In December 1996, USX issued in a public offering 6 3/4% Exchangeable Notes due February 1, 2000 ("Debt Exchangeable for Common Stock" or "DECS") the principal amount of which is mandatorily exchangeable at maturity (including as a result of acceleration or otherwise) for up to 5,483,600 shares of the Company's Common Stock owned by USX or, at USX's option, an equivalent amount of cash.

       (2) Based on Schedule 13G dated January 23, 1998, which indicates that each reporting person had sole voting power over no shares, shared voting power over 2,489,839 shares, sole dispositive power over no shares and shared dispositive power over 2,489,839 shares.

  SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table reflects the number of shares of Common Stock of the Company beneficially owned, as of February 23, 1998, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group:

                                                                          PERCENT OF
                                                   NUMBER OF              OUTSTANDING
                    NAME                           SHARES(1)               SHARES(2)
                    ----                           ---------               ---------
Craig R. Andersson...........................        36,811                   --
Neil A. Armstrong............................        13,003                   --
Daniel I. Booker.............................         3,324                   --
Ronald L. Gallatin...........................         6,089                   --
Charles C. Gedeon............................         2,220                   --
Robert M. Hernandez..........................        10,000                   --
Dawne S. Hickton.............................         9,475                   --
Dana J. Johnson..............................           429                   --
John H. Odle.................................       103,275                   --
Timothy G. Rupert............................        57,225                   --
Wesley W. von Schack.........................         9,368                   --
Harry B. Watkins.............................        25,733                   --
All directors and executive officers
  as a group (12 persons)....................       276,952                  1.3%

---------

(1) Includes 51,646 shares, 26,667 shares and 9,583 shares, respectively, which Messrs. Odle, Rupert and Watkins had the right to acquire within 60 days under the Company's 1989 Stock Option Incentive Plan and 1995 Stock Plan.

(2) No percent is shown for ownership of less than one percent.

(3) Messrs. Gedeon and Hernandez may be deemed to have shared voting power over the shares of Common Stock beneficially owned by USX. Each of them disclaims beneficial ownership of such shares.

EXECUTIVE COMPENSATION

    The following table shows the annual and long term compensation paid the four executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries in 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                         -------------------------------------
                                                                                                     PAYOUTS
                                           ANNUAL COMPENSATION                    AWARDS            ----------
                                    ----------------------------------   ------------------------   LONG TERM
                                                             OTHER       RESTRICTED      STOCK      INCENTIVE
          NAME AND                                           ANNUAL        STOCK        OPTIONS        PLAN         ALL OTHER
     PRINCIPAL POSITION       YEAR   SALARY     BONUS     COMPENSATION     AWARDS      (SHARES)      PAYOUTS      COMPENSATION
     ------------------       ----   ------     -----     ------------     ------      --------      -------      ------------
John H. Odle................  1997  $218,334   $115,000        --          10,500       11,000        --             --
  Executive Vice President-   1996   173,856    120,000        --          10,000       20,000        --             --
  Commercial and Research     1995   131,256     35,000        --           --           --           --             --
Timothy G. Rupert...........  1997   218,334    125,000        --          10,500       11,000        --             --
  Executive Vice President    1996   163,190    120,000        --          10,000       20,000        --             --
    & Chief Financial
      Officer                 1995   108,264     30,000        --           --           --           --             --
Dawne S. Hickton(1).........  1997    64,169     32,000        --           4,500       10,000        --             --
  Vice President and General
    Counsel
Harry B. Watkins(2).........  1997   129,167     60,000        --           5,250        7,500        --             --
  Vice President-Technical    1996   116,675     60,000        --          10,000       10,000        --             --
  Marketing & Tubular Group

---------

(1) Elected Vice President and General Counsel effective June 1, 1997.

(2) Elected Vice President April 25, 1996.

    The following tables set forth information with respect to stock option grants and exercises in 1997 and December 31, 1997 stock option values:

                          STOCK OPTION GRANTS IN 1997

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                                                   % OF TOTAL                                       STOCK PRICE
                                                    OPTIONS                                        APPRECIATION
                                       OPTIONS     GRANTED TO    EXERCISE OR                      FOR OPTION TERM
                                       GRANTED     EMPLOYEES      BASE PRICE    EXPIRATION     --------------------
                NAME                   (SHARES)     IN 1997         ($/SH)         DATE          5%            10%
                ----                   --------    ----------    ------------   ----------  ------------   ------------
John H. Odle.........................   11,000        9.20%        $25.5625      1/24/07      $155,026       $381,837
Timothy G. Rupert....................   11,000        9.20%         25.5625      1/24/07       155,026        381,837
Dawne S. Hickton.....................   10,000        8.36%           27.50      7/25/08       140,933        347,125
Harry B. Watkins.....................    7,500        6.27%         25.5625      1/24/07       105,700        260,344

                   AGGREGATED STOCK OPTION EXERCISES IN 1997
                   AND DECEMBER 31, 1997 STOCK OPTION VALUES

                                                                      NUMBER OF                         VALUE OF
                                                                     UNEXERCISED                       UNEXERCISED
                                 SHARES                              OPTIONS AT                       IN-THE-MONEY
                                ACQUIRED                          DECEMBER 31, 1997                    OPTIONS AT
                                   ON                                (SHARES)(1)                    DECEMBER 31, 1997
                                EXERCISE        VALUE             -----------------                 -----------------
            NAME                (SHARES)      REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
            ----                --------      --------     ------------   ----------------   ------------   ----------------
John H. Odle.................     22,000     $  514,400       51,646           34,333         $  502,334        $160,625
Timothy G. Rupert............      4,000     $   96,750       26,667           34,333            321,250         160,625
Dawne S. Hickton.............     --             --           --               10,000                 --              --
Harry B. Watkins.............      6,250        126,171        9,583           20,417            100,390         100,390

---------

(1) Adjusted for one-for-ten reverse stock split effective March 31, 1994 and subsequent rights offering.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

    In 1995, the Board of Directors determined that in most instances, in view of the size of the Company and also of the Board, the full Board should itself handle compensation matters. The Stock Plan Committee, which is composed entirely of directors who are not employees of the Company or of USX, administers the Company's stock-related plans; namely the 1989 Stock Option Incentive Plan, the 1989 Employee Restricted Stock Award Plan and the 1995 Stock Plan. The Committee approves grants under the 1995 Stock Plan. No further grants can be made under the 1989 Plans.

    To assist it in its compensation actions, the Board has adopted a comprehensive statement entitled "Pay Philosophy and Guiding Principles Governing Officers and Key Manager Compensation at RMI Titanium Company". Principal components of the statement are as follows:

    The Philosophy is to have RMI's officer/key manager compensation programs:

    - promote achievement of the Company's business objectives and reinforce its strategies.

    - align the interests of the Company's officers and key managers with those of its shareholders.

    - provide pay that is externally competitive and internally equitable, that rewards accomplishment to the extent identifiable and measurable and that delivers significant rewards for exceptional performance.

    The Guiding Principles are described as:

    1. Pay programs will be characterized by variability, clarity, communicability and strategic emphasis. Specific areas of communication will be factors considered, annual target incentive objectives and results and annual target levels for restricted stock vesting performance measures and results. The strategic emphasis will include recognition of the roles of various elements of pay in attracting, retaining and motivating employees, the aspects of performance that each element is best suited to reward and the characteristics of the Company and its officer/key manager group that point to emphasis on specific elements of pay.

    2. Specific descriptions of salary administration and annual and long term incentive compensation administration are set forth. Annual incentive compensation is accomplished through the Company's Incentive Compensation Plan while long term incentive compensation is handled under the 1995 Stock Plan.

    Market conditions in the titanium industry continued their substantial improvement in 1997. Management continued to carefully control operating costs while managing increasing raw materials and labor costs and inventory adjustments accompanying the increased production volumes. Management has also made considerable progress in implementing "lean manufacturing" concepts. Management also continued to pursue new product applications in the energy industry and elsewhere.

    In January, 1997 the Board of Directors reviewed the 1996 performance of executive management and key managers against their objectives for that year. After considering their performance and the Company's improved financial results, the Board approved compensation increases for executive management (as well as the bonuses for 1996 for Messrs. Odle, Rupert and Watkins shown in the Summary Compensation Table).

    The Stock Plan Committee approved grants of restricted stock and stock options in January, 1997. In each case the grants to executive management were in line with the long term incentive compensation administration guidelines mentioned above.

    In January, 1998 the Board reviewed executive performance against 1997 objectives, as well as the Company's operating and financial results, and awarded the bonuses for 1997 shown in the Summary Compensation Table. Again these bonuses were in line with the Pay Philosophy and Guiding Principles Statement. The Board also took other compensation actions.

    The Company does not have a chief executive officer. It has established an Office of the Chairman which sets policy direction and coordinates strategic and overall Company activities. Messrs. Hernandez, Odle and Rupert are the members of the Office of the Chairman. In its consideration of compensation and restricted stock and stock option actions relating to Messrs. Odle and Rupert, the Board or the Stock Plan Committee takes into account the leadership and effectiveness of the Office of the Chairman as well as assessing the individual performance of the two executives with regard to the respective aspects of the Company's activities for which they are responsible.

Craig R. Andersson              Neil A. Armstrong                 Daniel I. Booker
Ronald L. Gallatin              Charles C. Gedeon              Robert M. Hernandez
Dana J. Johnson                    John H. Odle                  Timothy G. Rupert
                               Wesley W. von Schack

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

    Robert M. Hernandez, Chairman of the Board, John H. Odle, Executive Vice President and Timothy G. Rupert, Executive Vice President & Chief Financial Officer are members of the Board of Directors. Mr. Hernandez receives no compensation from the Company. Messrs. Odle and Rupert are not present at Board meetings when compensation matters relating to either of them are considered. None of them is a member of the Stock Plan Committee.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a line graph comparing the five year cumulative total return to stockholders on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and a titanium industry group index consisting of the Company, Oregon Metallurgical Corporation and Tremont Corporation (Timet Corporation after June 4, 1996, the date its stock first became publicly traded).

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                   AMONG RMI, INDUSTRY PEER GROUP AND S&P 500

MEASUREMENT PERIOD                                            TITANIUM
(FISCAL YEAR COVERED)                        S&P 500          INDUSTRY       RMI TITANIUM CO.
12/31/92                                     100.000           100.000           100.000
12/31/93                                     110.013            94.970            85.714
12/31/94                                     111.399           155.457           129.643
12/31/95                                     153.001           215.241           188.571
12/31/96                                     188.038           566.218           662.946
12/31/97                                     250.619           517.406           474.375

* Assumes $100 investment on January 1, 1993 and reinvestment of dividends.

  PENSION BENEFITS

    The Company has two defined benefit plans, which first became effective at RMI Company (the Company's immediate predecessor) in 1971, in which substantially all salaried employees of the Company and its subsidiaries automatically participate (the "Pension Plan"). The Pension Plan recognizes, for certain purposes, services and compensation with RMI Company, Reactive Metals, Inc. (a predecessor of RMI Company), USX, Quantum Chemical Corporation ("Quantum"), or subsidiaries of each. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The table below shows the annual pension benefits for retirement at age 65 (or earlier under certain circumstances) assuming no election of any dependent or surviving spouse feature, for various levels of eligible earnings which would be payable to employees retiring with representative years of service based on a formula of a specified percentage (dependent on years of service) of average annual eligible earnings in the five consecutive years of the ten years prior to retirement in which such earnings are highest. Eligible compensation includes only base salary. Incentive awards and similar benefits are excluded, although the amount of such benefits is included on the Summary Compensation Table. Benefits payable under the Pension Plan, and amounts reflected in the following table are subject to offsets for social security benefits and, in certain instances, pensions payable under the USX and the Quantum pension plans. As of December 31, 1997, Mrs. Hickton and Messrs. Odle, Rupert and Watkins had 0, 20, 29 and 12 credited years of service, respectively.

                     ESTIMATED ANNUAL GROSS BENEFITS PAYABLE FROM PENSION PLANS
     AVERAGE         -----------------------------------------------------------
   CONSECUTIVE                  ANNUAL BENEFITS FOR YEARS OF SERVICE
HIGHEST 5 YEARS OF   -----------------------------------------------------------
   COMPENSATION         10          15          30           40           45
------------------      --          --          --           --           --
     $100,000         $12,500     $18,750     $37,500     $ 51,000     $ 57,750
      200,000          25,000      37,500      75,000      102,000      115,500
      300,000          37,500      56,260     112,500      153,000      173,250

    Under the employment agreement dated as of September 1, 1996 between the Company and Mr. Odle, hereinafter described, the Company agreed that if he continues in active employment with the Company until either age 65 or such earlier date as the Company's Board of Directors may approve, the Company at his retirement will pay him a one time lump sum payment of the then present value of the 9.16 years of non-pensionable service attributable to periods he was employed by USX (3.58 years) and the Company (5.58 years) which pre-date his current period of employment, calculated pursuant to the provisions for determining accrued pension benefits set forth in the Company's Pension Plan and its Supplemental Pension Program applicable to him at date of retirement and based on his average monthly earnings (or then applicable pensionable earnings) at such time.

    USX has agreed to provide Mr. Rupert, a former employee of USX, certain pension and death and disability benefits necessary to supplement like benefits payable under the Company plans so that the aggregate of such payments to each such person equals what he would have received had he remained employed by USX.

    USX maintains the USX Corporation Pension Plan for Employees (the "USX Plan") which provides defined benefits for USX employees using a different formula than that used by the Company plan described above. Upon his retirement from the Company, Mr. Rupert will receive a pension from the Company Pension Plan and the USX Plan, with the benefits paid from the USX Plan calculated on service with USX and USX subsidiaries prior to his employment by the Company. The combined benefits payable annually to Mr. Rupert under the USX Plan (which relates to employment by USX) and from USX pursuant to the supplemental agreement described above, if he retires at age 65 and if his compensation remains at its current level, would be $103,956. Mr. Watkins is also a former employee of USX and will receive a pension from the USX Plan calculated on his service with USX and USX subsidiaries prior to his employment by the Company. The benefit payable annually to him under the USX Plan if he retires at age 65 and if his compensation remains at its current level would be $24,428.

  SUPPLEMENTAL PENSION PLAN

    Officers and key employees who participate in the Incentive Compensation Plan are also eligible for the RMI Company Supplemental Pension Program ("Supplemental Pension"), which first became effective at RMI Company on August 1, 1987. Eligible employees who retire or otherwise terminate employment after age 60, or prior to age 60 with Company consent, under conditions of eligibility for an immediate pension under the terms of the Pension Plan will be entitled to receive a Supplemental Pension. The annual Supplemental Pension (which is paid in monthly installments following retirement), is equal to the product of (i) the annual average of the total bonuses paid or credited to the participant pursuant to the Incentive Plan on or after January 1, 1985, during the five years in which total bonus payments or credits were the highest out of the last ten consecutive years prior to retirement, multiplied by (ii) a percentage equal to 1.5% multiplied by the employee's years of continuous service with USX, Quantum, any subsidiary of either company, RMI Company and the Company. Bonuses paid under the Annual Incentive Compensation Plan while it was maintained by RMI Company as well as any bonuses paid under any successor cash incentive plan adopted by the Company will be recognized for purposes of benefit calculations. Upon retirement, a participant's Supplemental Pension will not be less than the greatest benefit that the participant would have been entitled to at the end of any earlier year in which he was eligible to participate in the plan if the participant had retired at that time. Participants may elect to receive an actuarially equivalent lump sum payment in lieu of the monthly Supplemental Pension. The Supplemental Pension Program also provides survivor benefits.

    As of December 31, 1996, Mrs. Hickton and Messrs. Odle, Rupert and Watkins had 0, 20, 29 and 12 credited years of service, respectively, for purposes of this plan, subject in the case of Mr. Odle to the provisions described above of his employment agreement.

  RMI EXCESS BENEFITS PLAN

    The Company's Excess Benefits Plan, adopted by the Board of Directors on July 18, 1991, provides for payment to eligible participants of pension benefits that would be payable under the Pension Plan were it not for certain benefit limitations set forth in the Internal Revenue Code of 1986, as amended. Such benefits are generally payable at the same time and in the same form as benefits under the Pension Plan, except that a participant may elect to receive an actuarially equivalent lump sum distribution at the time such benefit payments would otherwise commence.

    As of December 31, 1997, Messrs. Odle and Rupert were the only participants in the Excess Benefits Plan.

  EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Mrs. Hickton and Messrs. Odle, Rupert and Watkins covering their employment for an initial three year term expiring August 31, 1999 in the case of Messrs. Odle and Rupert and May 31, 2000 in the case of Mrs. Hickton and Mr. Watkins and for additional one year terms each year thereafter until the executive attains age 65 unless terminated prior thereto by either party on 120 days notice. The agreements provide that each executive will be paid an annual salary as set forth in the agreement, subject to increases from time to time in the sole discretion of the Company. Each agreement also provides that in the event of the executive's death, or if the executive's employment is terminated because of physical or mental disability, the executive's right to compensation under the agreement terminates. The Company may terminate the services of the executive at any time for "cause" as defined in the agreement. The executives each agree that the executive will not, for a period of 24 months after the end of the employment period or employment termination, whichever occurs first, be employed by, or otherwise participate in, any business which competes with the Company. This restriction does not apply if the executive terminates employment with the Company under certain circumstances following a "change in control" of the Company as defined in the agreement.

    The employment agreements also provide that the executive will be entitled to certain severance benefits in the event the executive terminates employment under certain circumstances following a "change in control" as defined. These are (i) a cash payment of up to 2.958 times the sum of the executive's current salary and the average annual bonus paid to him in the three years immediately preceding the date of termination in the case of Messrs. Odle and Rupert and up to 2 times the sum of the executive's current salary and the average annual bonus paid to the executive in the two years immediately preceding the date of termination in the case of Mrs. Hickton and Mr. Watkins, (ii) all options and restricted stock held by the executive shall irrevocably vest and options shall be uncancellable by the Company, (iii) payment to the executive of legal fees and expenses incurred as a result of termination of employment, including fees and expenses incurred in enforcing the agreement, (iv) life, disability, accident and health insurance benefits for a 24 month period after termination; and (v) a cash payment of the amount necessary to insure that the above-mentioned payments are not subject to net reduction due to imposition of excise taxes which are payable under Section 4999 of the Internal Revenue Code. The circumstances which occasion the executive becoming entitled to these severance benefits are termination by the executive at the executive's sole option within 90 days after a "change in control" or for "good reason" thereafter or by the Company other than for "cause" or "disability" at any time during the employment period after a "change in control" in the case of Messrs. Odle and Rupert. In the case of Mrs. Hickton and Mr. Watkins, such entitlement occurs upon the executive's terminating employment for "good reason" or the Company's terminating employment other than for "cause" or "disability" at any time during the employment period after a "change in control." A "change in control" is defined as a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that such a change in control shall be deemed to have occurred if (A) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act), but excluding USX, the Company, its subsidiaries, fiduciaries under any Company benefit plans, underwriters temporarily holding Company securities and corporations owned by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent or more of the combined voting power of the Company's then outstanding voting securities; (B) there shall cease to be a majority of the Board comprised as follows: individuals who on the date of the agreement constitute the Board and any new director(s) (other than a director whose initial assumption of office is in connection with an election contest) whose appointment or election by the Board or nomination for election by the Company stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date of the agreement or whose appointment, election or nomination for election was previously so approved; or (C) there is consummated a merger or consolidation of the Company or a Company subsidiary with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation at least 50% of the combined voting power of the entity surviving the merger or consolidation (or the parent of such surviving entity) or the shareholders of the Company approve a plan of complete liquidation of the Company, or there is consummated the sale or other disposition of all or substantially all of the Company's assets.

CONSULTING AGREEMENT

    The Company has entered into an agreement with L. Frederick Gieg, Jr. who retired on February 28, 1997 as a director and as President and Chief Executive Officer of the Company providing for him to act in an independent consulting capacity to the Company. The agreement's term commenced on July 1, 1997 and ends June 30, 2000. Under the agreement, Mr. Gieg will be paid annual fees of $24,000; $1,000 for each actual or partial day on which consulting services are performed; and authorized expenses he incurs.

CERTAIN TRANSACTIONS

    The Company, in the ordinary course of business, purchases goods and services from USX. The cost of such transactions to the Company in 1997 amounted to approximately $1,171,000.

SHAREHOLDER PROPOSALS

    Proposals of security holders intended to be presented at the 1999 Annual Meeting of Shareholders must be received no later than November 30, 1998, for inclusion in the proxy statement and proxy for that meeting.

                                             By Order of the Board of Directors

                                                       RICHARD M. HAYS
                                                          Secretary

Dated: March 30, 1998

                              RMI TITANIUM COMPANY
                      1000 WARREN AVENUE, NILES, OHIO 44446


                          PROXY FOR 1998 ANNUAL MEETING


          SOLICITED ON BEHALF OF THE DIRECTORS OF RMI TITANIUM COMPANY


     The undersigned hereby appoints ROBERT M. HERNANDEZ, JOHN H. ODLE,
TIMOTHY G. RUPERT AND RICHARD M. HAYS, or any of them, proxies to vote all shares of Common Stock which the undersigned is entitled to vote with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of RMI Titanium Company on April 24, 1998, and any adjournments thereof, upon such matters as may properly come before the meeting. SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.






                            * FOLD AND DETACH HERE *

                                                         PLEASE MARK
                                                       YOUR VOTES AS    [ X ]
                                                        INDICATED IN
                                                        THIS EXAMPLE


     THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" all Proposals.




                                                                                        FOR            WITHHOLD
                                                                                    all nominees       from all
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:                                          [   ]             [   ]


1.   PROPOSAL NO. 1 - Election of Craig R. Andersson; Neil A. Armstrong;
     Daniel I. Booker; Ronald L. Gallatin; Charles C. Gedeon;
     Robert M. Hernandez, Dana J. Johnson, John H. Odle, Timothy G. Rupert and Wesley W. von Schack as directors.

     ----------------------------------------------------------------

     (To withhold authority to vote for any individual nominee, write that nominee's name in the space below:

                                                                                 FOR            AGAINST        ABSTAIN

2.   PROPOSAL NO. 2 - Election of ____________________ LLP as independent       [   ]            [   ]           [   ]
     accountants for 1998.

                                                                                 FOR            AGAINST        ABSTAIN

3.   PROPOSAL NO. 3 - Amendment of Amended Articles of Incorporation.           [   ]            [   ]           [   ]



SIGNATURE(S)                                         Dated:           , 1998
            ---------------------------------------        -----------
Please sign EXACTLY as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners should both sign.

                            * FOLD AND DETACH HERE *